Exhibit 10.1

GLOBAL EQUITY VENTURES, L.L.C.
550 South Federal Highway
Ft. Lauderdale, FL 33301

February 17, 2010

Greg Halpern - CEO
So Act Network, Inc.
10685-B Hazelhurst Drive #6572
Houston, TX 77043
Phone: (210)401-7667

RE: CONSULTING AGREEMENT WITH GLOBAL EQUITY VENTURES, L.L.C.

Dear Mr. Halpern,

     This letter (the "AGREEMENT") shall confirm the engagement of Global Equity Ventures, LLC ("GLOBAL") by So Act Network, Inc. [OTCBB: SOAN] (the "COMPANY") for purposes of providing, on a non-exclusive basis, investor awareness and business advisory services as set forth below in consideration for the compensation described hereinafter. The Agreement shall be effective as of the date set forth above.

     The Company agrees to provide Global such information, historical financial data, business plans, due diligence documentation, and other information (collectively the "INFORMATION") in the possession of the Company or its agents that Global may reasonably request or require to perform the Services (as hereinafter defined) set forth herein. The Information provided by the Company to Global shall be true, complete, accurate and current in all respects and shall not set forth any untrue statements nor omit any fact required or necessary to make the Information provided not misleading. The Company acknowledges that Global may rely on the accuracy and completeness of all Information provided by the Company without independent verification. The Company authorizes Global to use such Information in connection with its performance of the Services. Global shall use its commercially reasonable best efforts to preserve the confidentiality of Information expressly designated as confidential by the Company.

     Global will use its best efforts to furnish ongoing investor awareness and business advisory services (the "SERVICES") as the Company may from time to time reasonably request. The Services may include without limitation the following: preparation and assistance with investor presentations; the identification and evaluation of financing transactions; and introductions to investors that Global believes to be in the best interest of the Company.

     The term of this Agreement shall be 12 months from the effective date of this Agreement (the "TERM"). In the event that the Company desires to terminate this Agreement prior to the expiration date, it shall provide Global with at least thirty (30) days prior written notice of its intention to terminate this Agreement and this Agreement shall so terminate following the expiration of this thirty (30) day period (the "Termination Date"), without any further responsibility for either party; provided, however, that Global shall be entitled to receive all shares (as set forth below), and un-reimbursed expenses, if any, outstanding as of the Termination Date.

     In consideration for the services described herein, the Company shall issue and deliver to Global one million (1,000,000) non-refundable shares of the Company's common stock (the "SHARES") within one week of the signing of this agreement.

So Act Network, Inc.
Consulting Agreement
02/17/10

The Company agrees that after six months holding period it shall instruct its counsel to provide an appropriate Rule 144 opinion letter to its transfer agent allowing for the removal of such legend.

The Shares shall be assigned to Global Equity Ventures, LLC and forwarded to the following address:

Global Equity Ventures, LLC
Attention: Jerrold Krystoff, Managing Member
550 South Federal Highway
Ft. Lauderdale, FL 33301

     The Company represents and warrants that it has provided Global access to all Information available publicly and in the Company’s SEC filings concerning its condition, financial and otherwise, its management, its business, and its prospects (the "DISCLOSURE DOCUMENTS"). The Company represents that it will continue to provide Global with any Information or documentation necessary to verify and update the accuracy of the Information contained in the Disclosure Documents and will promptly notify Global in writing upon the filing of any registration statement or other periodic reporting documents filed pursuant to the rules and regulations of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

     The Company recognizes that Global now renders and may continue to render financial consulting, management, investment consulting and other services to other companies that may or may not conduct business and activities similar to those of the Company. Global shall be free to render such advice and other services and the Company hereby consents thereto. Global shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary to fulfill its obligation hereunder.

     During the Term of this Agreement the Company covenants, promises and agrees that:

          (a)  Company shall immediately notify Global if it is contacted by any regulatory agency for failing to maintain certain listing requirements or any other reason.

          (b)  Company shall furnish Global with copies of its annual, quarterly and proxy filings with the SEC, within thirty (30) days of the Company's filing thereof.

          (c)  Company shall furnish Global all press releases and any copies of any communication to the general public and its shareholders.

          (d)  Company shall immediately notify Global if it is the subject of any investigation or material litigation.

So Act Network, Inc.
Consulting Agreement
02/17/10

          (e)  At least three (3) business days prior to the dissemination of any public announcement regarding this Agreement, including the fact of its existence, the Company shall submit to Global, for its review and comment, the proposed public announcement. Global shall thereafter have three (3) business days within which to submit its proposed amendments to the public announcement for inclusion therein. The proposed amendments shall be incorporated in the final version to be disseminated by the Company, unless, in the reasonable judgment of counsel to the Company, such amendments should not be incorporated.

     This Agreement shall be governed by, venue held in, and construed under the laws of the state of the defendant in any action without regard to principals of conflicts of laws provisions. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through direct discussion, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or a breach thereof shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

         a. Any provisional remedy, which would be available from a court of law, shall be available to the parties to this Agreement from the Arbitrator pending arbitration.

         b. The site of the arbitration shall be in the preferred venue of the defendant in any action.

         c. In the event that a dispute results in arbitration, the parties agree that the prevailing party shall be entitled to reasonable attorney's fees to be fixed by the arbitrator.

     The Company shall indemnify and hold harmless Global and its directors, officers, employees, agents, attorneys and assigns from and against any and all losses, claims, costs, damages or liabilities (including the reasonable fees and expenses of legal counsel) to which any of them may become subject in connection with the investigation, defense or settlement of any actions or claims: (i) caused by the Company's misstatement or alleged misstatement of a material fact or omission or alleged omission of a material fact required to make any statement not misleading; (ii) arising in any manner out of or in connection with the rendering of Services by Global hereunder; or (iii) otherwise in connection with this Agreement.

     The Company acknowledges that Global has made no guarantees that its performance hereunder will achieve any particular result with respect to the Company's business, stock price, trading volume, market capitalization or otherwise.

So Act Network, Inc.
Consulting Agreement
02/17/10

     All notices hereunder shall be in writing and shall be validly given, made or served if in writing and delivered in person or when received by facsimile transmission, or five days after being sent first class certified or registered mail, postage prepaid, or one day after being sent by nationally recognized overnight carrier to the party for whom intended at the address set forth after each parties signatures.

     If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future Laws effective during the Term, the remainder of this Agreement shall not be affected. In lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable. In the event any clause or provision of this Agreement is illegal, invalid or unenforceable as aforesaid and the effect of such illegality, invalidity or unenforceability is that either party no longer has the substantial benefit of its bargain under this Agreement and a clause or provision as nearly identical as may be possible cannot be added, then, in such event, such party may in its discretion cancel and terminate this entire Agreement provided such party exercises such right within a reasonable time after such occurrence.

     The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

     This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement shall not operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. To be effective, all waivers must be in writing, signed by both parties. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other except as may be specifically limited herein.

     This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. Any amendment or modification to the Agreement shall be by written instrument only and must be executed by a representative, with complete authority, from the Company and Global.

So Act Network, Inc.
Consulting Agreement
02/17/10

     This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

     If the foregoing is in accordance with your understanding, kindly confirm your acceptance and agreement by signing and returning the enclosed duplicate of this Agreement that will thereupon constitute an agreement between us.

                                           Yours very truly,

                                           ____________________________
                                           Jerrold Krystoff
                                           Managing Member
                                           Global Equity Ventures, LLC

Accepted and approved this 17th day of February, 2010.

By:	GREG HALPERN
Name:	MR. GREG HALPERN - CEO
Title:	PRESIDENT AND CHAIRMAN
Company:	SO ACT NETWORK, INC.
Address:	10685-B HAZELHURST DRIVE #6572
HOUSTON, TX 77043
Phone:	(210)401-7667